News Release

Exhibit 99.1
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423

Acuity Brands Reports Fiscal 2019 Fourth Quarter and Full-Year Results
ATLANTA, October 2, 2019 - Acuity Brands, Inc. (NYSE: AYI) (the “Company”) today announced that fiscal 2019 fourth quarter net sales were $938.1 million compared with $1,061.2 million in the year-ago period. Operating profit for the fourth quarter of fiscal 2019 was $130.3 million compared with $143.7 million in the year-ago period. Net income for the fourth quarter of fiscal 2019 was $96.1 million compared with $108.2 million in the prior-year period. Fiscal 2019 fourth quarter diluted earnings per share (“EPS”) was $2.42 compared with $2.70 in the year-ago period.
Adjusted diluted EPS for the fourth quarter of fiscal 2019 increased 2.6 percent to $2.75, a quarterly record, compared with the year-ago period. Fiscal 2019 adjusted net income increased 1.5 percent to $109.0 million compared with $107.4 million for the prior-year period. Adjusted operating profit for the fourth quarter of fiscal 2019 was $146.1 million compared with $156.0 million in the year-ago period, while adjusted operating profit margin of 15.6 percent increased 90 basis points over the prior-year period. Adjusted results are non-GAAP financial measures that exclude the impact of amortization expense for acquired intangible assets, share-based payment expense, acquisition-related items (including acquired profit in inventory and professional fees), special charge/credit associated with streamlining activities, gain associated with the sale of the Company’s former Spanish lighting business, and an income tax net benefit for discrete items associated with the Tax Cuts and Jobs Act of 2017 (“TCJA”). Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman and Chief Executive Officer of Acuity Brands, commented, “We achieved solid results despite sluggish market conditions. We delivered record adjusted net income and adjusted diluted earnings per share notwithstanding the decline in fourth quarter net sales and operating profit compared with the year-ago period. While various factors, including some that were anticipated, contributed to the decline in fourth quarter net sales, we were pleased to achieve meaningful year-over-year improvement in both adjusted gross profit margin and adjusted operating profit margin. Our fourth quarter results reflect the benefit of price increases that we implemented to help offset the impact of tariffs and inflationary cost pressures as well as efforts to reduce our exposure to products whose profitability has been most negatively impacted by tariffs, many sold primarily through the retail sales channel. Additionally, we reported record fourth quarter and full-year net cash provided by operating activities. Fiscal 2019 full-year net cash provided

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by operating activities was a record $495 million, an increase of over 40 percent compared with the prior year.”
Mr. Nagel continued, “Finally, we are excited to welcome aboard the associates of the recently acquired The Luminaires Group, whose specification-grade luminaires for commercial, institutional, hospitality, and municipal markets complement and expand our architectural lighting portfolio.”
Fiscal 2019 Fourth Quarter Results
The 11.6 percent year-over-year decline in fiscal 2019 fourth quarter net sales was primarily due to a 16 percent decrease in volume, partially offset by a 5 percent net favorable change in product prices and mix of products sold (“price/mix”). The volume decline was a result of several factors, which included prior year’s fourth quarter significant initial stocking of product in the stores of a new customer in the retail sales channel that did not repeat in the current period, elimination of certain products in our portfolio sold primarily through the retail sales channel that did not meet our return objectives, as well as softer market conditions. While many key sales channels experienced declines in the fourth quarter, more than half of the sales decline occurred in the retail sales channel. The favorable change in price/mix was due to implemented price increases and changes in sales channel mix that was partially offset by changes in the mix of product sold. Management estimates that the realization from recent price increases contributed in the low single-digit range to the positive price/mix. The combined negative impact of changes in foreign currencies, the adoption of ASC 606, and acquisitions net of divestitures totaled less than one-half of a percentage point of net sales.
Gross profit for the fourth quarter of fiscal 2019 decreased $17.2 million to $394.7 million compared with $411.9 million in the prior-year period primarily due to lower sales volume, which was partially offset by favorable price/mix. Fiscal 2019 fourth quarter gross profit margin of 42.1 percent increased 330 basis points compared with prior year’s gross profit margin and 320 basis points compared with the prior year’s adjusted gross profit margin. The primary contributors to the improvement in gross profit margin were positive price capture from implemented price increases, favorable sales channel mix that reflected lower sales in the retail sales channel, and productivity improvements. Management estimates that the improvement in gross profit margin was partially offset by approximately 50 basis points due to the under-absorption of manufacturing costs as a result of inventory reduction efforts.
Selling, distribution, and administrative (“SD&A”) expenses for the fourth quarter of fiscal 2019 totaled $263.9 million, a decrease of $9.4 million, or approximately 3.4 percent, compared with the prior-year period The decrease was largely due to reduced freight expense resulting primarily from lower sales volume.
The effective income tax rate for the fourth quarter was 20.2 percent compared to 21.1 percent in the prior-year period. The decline in the current fiscal tax rate reflects the recognition of certain research and development cost tax credits, including claims for prior periods, during the current period. Prior year’s fourth quarter tax rate benefited from $3.4 million of discrete income tax benefits resulting from the TCJA.

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Fiscal 2019 Full-Year Results
Net sales for fiscal 2019 of $3.67 billion declined 0.2 percent compared with prior year’s $3.68 billion. Results for fiscal 2019 include operating profit of $462.9 million, net income of $330.4 million, and diluted EPS of $8.29.
Adjusted operating profit for fiscal 2019 decreased $6.0 million, or 1.1 percent, to $528.1 million compared with prior year’s adjusted operating profit of $534.1 million. Fiscal 2019 adjusted net income increased $18.5 million, or 5.1 percent, to $381.4 million compared with $362.9 million for the prior-year period. Adjusted diluted EPS for fiscal 2019 increased $0.73, or 8.3 percent, to $9.57 compared with adjusted diluted EPS of $8.84 for the year-ago period. Adjusted results exclude amortization expense for acquired intangible assets, share-based payment expense, acquisition-related items (including acquired profit in inventory and professional fees), special charge for streamlining activities, manufacturing inefficiencies and excess inventory adjustments related to the closure of a facility, gain associated with the sale of the Company’s former Spanish lighting business, and an income tax net benefit for discrete items associated with the TCJA. The total impact of these items on diluted EPS for fiscal 2019 and 2018 was $1.28 and $0.32, respectively. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Cash and cash equivalents at the end of the fourth quarter of fiscal 2019 totaled $461 million, an increase of $332 million for the fiscal year. Net cash provided by operating activities totaled $495 million for the full year, a company record, compared with $352 million for the year-ago period, representing an increase of over 40 percent. During fiscal 2019, the Company repurchased 650,000 shares of its common stock under its previously authorized stock repurchase program at a total cost of $81.6 million and paid dividends to shareholders totaling $20.8 million.
Outlook
Mr. Nagel commented, “We remain cautious about overall market conditions within the lighting industry for fiscal 2020 primarily due to continued economic uncertainties caused by global trade issues, including tariffs. We expect market demand for lighting products to remain sluggish until there is more clarity regarding these global trade issues. Nonetheless, our focus for fiscal 2020 will be to drive top-line growth through market share gains and enhance margins, while implementing appropriate cost containment measures as necessitated by market demand.”
Mr. Nagel continued, “We believe our fiscal 2020 first quarter net sales could be down in the mid-to-high single-digit percentage range compared with first quarter of fiscal 2019 primarily due to the pull forward of orders by customers in advance of announced price increases in the prior-year period as well as our recent efforts to reduce our exposure to products whose profitability has been most negatively impacted by tariffs and are sold primarily through the retail sales channel. The decline in net sales should be partially mitigated

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by the recently acquired The Luminaires Group. While we believe prior year’s pull forward of orders contributed significantly to last year’s first quarter net sales growth rate of 11 percent, we are unable to specifically quantify its impact. Therefore, it is not possible to precisely know how this will impact this year’s first quarter results compared with the year-ago period.”
Management estimates a fiscal 2020 annual tax rate of approximately 23 percent before any discrete items, assuming the tax rates in the Company’s taxing jurisdictions remain generally consistent throughout the year. Additionally, management expects fiscal 2020 capital expenditures will approximate 1.7 percent of net sales.
Mr. Nagel concluded, “Our focus for fiscal 2020 and beyond is to garner top-line growth through market share gains thereby outperforming the growth rates of the key markets and channels we serve through execution of our previously announced growth strategies, increase margins by selling a richer mix of products and solutions as we execute our tiered solutions strategy, and leverage our fixed cost infrastructure to achieve targeted incremental margins. We continue to believe the lighting and lighting-related industry as well as building management systems have the potential to experience solid growth over the next decade, particularly as owners and users of lighting equipment and buildings continue to see the potential to transform those investments into strategic assets by deploying our distinctive solutions. We believe we are uniquely positioned to fully participate in this exciting industry.”
The independent registered public accounting firm’s audit report with respect to the Company’s fiscal year-end financial statements will not be issued until the Company files its annual report on Form 10-K, including its evaluation of the effectiveness of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary pending completion of the audit.
Conference Call
As previously announced, the Company will host a conference call to discuss fourth quarter results today, October 2, 2019, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2019 net sales of $3.7 billion, Acuity Brands currently employs approximately 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Aculux®, American Electric Lighting®, Antique Street Lamps™, Atrius™, DGLogik™, Distech Controls®, DTL®, eldoLED®, Gotham®, Healthcare Lighting®, Hydrel®, Indy™, IOTA®, Juno®, Lucid®, Mark Architectural Lighting™, nLight®, Peerless®,

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RELOC® Wiring, ROAM®, Sensor Switch®, Sunoptics® and Winona® Lighting. Visit us at www.acuitybrands.com
Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: "adjusted gross profit," “adjusted gross profit margin,” “adjusted SD&A expenses,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted other expense,” “adjusted net income,” and “adjusted diluted EPS.” These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for amortization of acquired intangible assets, share-based payment expense, which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, acquisition-related items, special charges associated with efforts to streamline the organization that we execute on an ongoing basis and to integrate acquisitions, manufacturing inefficiencies and excess inventory adjustments directly related to the closure of a facility, gain associated with the sale of the Company’s former Spanish lighting business, and income tax net benefit for discrete items associated with the TCJA. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making, and other activities. Management believes these non-GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measures for adjusted gross profit and adjusted gross profit margin are “gross profit” and “gross profit margin,” respectively, which include the impact of manufacturing inefficiencies and excess inventory adjustments directly related to the closure of a facility, as well as acquisition-related items. The most directly comparable GAAP measure for adjusted SD&A expenses is “SD&A expenses,” which includes amortization of acquired intangible assets, share-based payment expense, and acquisition-related items. The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies and excess inventory adjustments directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, and special charges. The most directly comparable GAAP measures for adjusted other expense is “other expense,” which includes the impact of a gain associated with the sale of the Company’s former Spanish lighting business. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies and excess inventory adjustments directly related to the closure of a facility, amortization of

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acquired intangible assets, share-based payment expense, special charges, gain associated with the sale of the Company’s former Spanish lighting business, and income tax net benefit for discrete items associated with the TCJA. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “may,” “should”, “suggests”, “remain”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: our estimates that improvement in gross profit margin was partially offset by under-absorption of manufacturing costs as well as inventory reduction efforts; our outlook for 2020 and statements that we expect market demand for lighting products to remain sluggish until there is more clarity regarding global trade issues; our expectations for our fiscal 2020 first quarter net sales and the assumptions underlying our expectations; expectations regarding our fiscal 2020 annual tax rate; expectations regarding our fiscal 2020 capital expenditures; our belief that the lighting and light-related industry as well as building management systems have the potential to experience solid grown over the next decade; and our belief that we are uniquely positioned to fully participate in this exciting industry. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2018. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	August 31,
	2019
	(Preliminary)	2018
ASSETS
Current Assets:
Cash and cash equivalents	$461.0	$129.1
Accounts receivable, less reserve for doubtful accounts of $1.0 and $1.3, respectively	561.0	637.9
Inventories	340.8	411.8
Prepayments and other current assets	79.0	32.3
Total Current Assets	1,441.8	1,211.1
Property, Plant, and Equipment, net	277.3	286.7
Other Long-Term Assets	1,453.3	1,491.0
Total Assets	$3,172.4	$2,988.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$338.8	$451.1
Current maturities of long-term debt	9.1	0.4
Other accrued liabilities	248.2	231.2
Total Current Liabilities	596.1	682.7
Long-Term Debt, less current portion	347.5	356.4
Other Long-Term Liabilities	309.9	232.9
Total Stockholders’ Equity	1,918.9	1,716.8
Total Liabilities and Stockholders’ Equity	$3,172.4	$2,988.8

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share data)

	Three Months Ended		Year Ended
	August 31,		August 31,
	2019		2019
	(Preliminary)	2018	(Preliminary)	2018
Net sales	$938.1	$1,061.2	$3,672.7	$3,680.1
Cost of products sold	543.4	649.3	2,193.0	2,194.7
Gross profit	394.7	411.9	1,479.7	1,485.4
Selling, distribution, and administrative expenses	263.9	273.3	1,015.0	1,019.0
Special charge	0.5	(5.1)	1.8	5.6
Operating profit	130.3	143.7	462.9	460.8
Other expense (income):
Interest expense, net	7.7	9.0	33.3	33.5
Miscellaneous expense (income), net	2.1	(2.4)	4.7	1.4
Total other expense	9.8	6.6	38.0	34.9
Income before income taxes	120.5	137.1	424.9	425.9
Income tax expense	24.4	28.9	94.5	76.3
Net income	$96.1	$108.2	$330.4	$349.6

Earnings per share:
Basic earnings per share	$2.43	$2.71	$8.32	$8.54
Basic weighted average number of shares outstanding	39.6	40.0	39.7	40.9
Diluted earnings per share	$2.42	$2.70	$8.29	$8.52
Diluted weighted average number of shares outstanding	39.7	40.1	39.8	41.0
Dividends declared per share	$0.13	$0.13	$0.52	$0.52

Certain prior-period amounts have been restated to conform to the current year presentation.

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ACUITY BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended August 31,
	2019
	(Preliminary)	2018
Cash flows from operating activities:
Net income	$330.4	$349.6
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	88.3	80.3
Share-based payment expense	29.2	32.3
Loss on sale or disposal of property, plant, and equipment	0.9	0.6
Deferred income taxes	9.3	(38.2)
Gain on sale of business	—	(5.4)
Net change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes	36.6	(67.7)
Net cash provided by operating activities	494.7	351.5
Cash flows from investing activities:
Purchases of property, plant, and equipment	(53.0)	(43.6)
Acquisitions of businesses, net of cash acquired	(2.9)	(163.2)
Proceeds from sale of business assets	—	1.1
Other investing activities	2.9	1.7
Net cash used for investing activities	(53.0)	(204.0)
Cash flows from financing activities:
Borrowings on credit facility	86.5	395.4
Repayments of borrowings on credit facility	(86.5)	(395.4)
Repayments of long-term debt	(0.4)	(0.4)
Repurchases of common stock	(81.6)	(298.4)
Proceeds from stock option exercises and other	0.6	1.7
Payments for employee taxes on net settlement of equity awards	(6.0)	(8.2)
Dividends paid	(20.8)	(21.4)
Net cash used for financing activities	(108.2)	(326.7)
Effect of exchange rate changes on cash and cash equivalents	(1.6)	(2.8)
Net change in cash and cash equivalents	331.9	(182.0)
Cash and cash equivalents at beginning of year	129.1	311.1
Cash and cash equivalents at end of year	$461.0	$129.1

Certain prior-period amounts have been reclassified to conform to the current year presentation.

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ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconcile certain GAAP financial measures to the corresponding non-GAAP measures:

(In millions, except per share data)	Three Months Ended August 31,		Increase (Decrease)	Percent Change
	2019	2018
Net sales	$938.1	$1,061.2	$(123.1)	(11.6)%

Gross profit (GAAP)	$394.7	$411.9
Add-back: Acquisition-related items (1)	—	1.2
Adjusted gross profit (Non-GAAP)	$394.7	$413.1	$(18.4)	(4.5)%
Percent of net sales	42.1%	38.9%	320	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$263.9	$273.3
Less: Amortization of acquired intangible assets	(7.7)	(8.0)
Less: Share-based payment expense	(6.3)	(7.9)
Less: Acquisition-related items (1)	(1.3)	(0.3)
Adjusted SD&A expenses (Non-GAAP)	$248.6	$257.1	$(8.5)	(3.3)%
Percent of net sales	26.5%	24.2%	230	bps

Operating profit (GAAP)	$130.3	$143.7
Add-back: Amortization of acquired intangible assets	7.7	8.0
Add-back: Share-based payment expense	6.3	7.9
Add-back: Acquisition-related items (1)	1.3	1.5
Add-back (Less): Special charge	0.5	(5.1)
Adjusted operating profit (Non-GAAP)	$146.1	$156.0	$(9.9)	(6.3)%
Percent of net sales	15.6%	14.7%	90	bps

Other expense (income) (GAAP)	$9.8	$6.6
Add-back: Gain on sale of business	—	5.4
Adjusted other expense (Non-GAAP)	$9.8	$12.0	$(2.2)	(18.3)%

Net income (GAAP)	$96.1	$108.2
Add-back: Amortization of acquired intangible assets	7.7	8.0
Add-back: Share-based compensation expense	6.3	7.9
Add-back: Acquisition-related items (1)	1.3	1.5
Add-back (Less): Special charge	0.5	(5.1)
Less: Gain on sale of business	—	(5.4)
Total pre-tax adjustments to net income	15.8	6.9
Income tax effect	(2.9)	(4.3)
Less: Discrete income tax benefits of the TCJA (2)	—	(3.4)
Adjusted net income (Non-GAAP)	$109.0	$107.4	$1.6	1.5%

Diluted earnings per share (GAAP)	$2.42	$2.70
Adjusted diluted earnings per share (Non-GAAP)	$2.75	$2.68	$0.07	2.6%
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(1) Acquisition-related items include profit in inventory and professional fees.
(2) Discrete income tax benefits of the TCJA recognized within Income tax expense on the Consolidated Statements of Comprehensive Income.

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(In millions, except per share data)	Year Ended August 31,		Increase (Decrease)	Percent Change
	2019	2018
Net sales	$3,672.7	$3,680.1	$(7.4)	(0.2)%

Gross profit (GAAP)	$1,479.7	$1,485.4
Add-back: Manufacturing inefficiencies (1)	0.9	—
Add-back: Acquisition-related items (2)	1.2	1.7
Add-back: Excess inventory (3)	—	3.1
Adjusted gross profit (Non-GAAP)	$1,481.8	$1,490.2	$(8.4)	(0.6)%
Percent of net sales	40.3%	40.5%	(20)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$1,015.0	$1,019.0
Less: Amortization of acquired intangible assets	(30.8)	(28.5)
Less: Share-based payment expense	(29.2)	(32.3)
Less: Acquisition-related items (2)	(1.3)	(2.1)
Adjusted SD&A expenses (Non-GAAP)	$953.7	$956.1	$(2.4)	(0.3)%
Percent of net sales	26.0%	26.0%	—	bps

Operating profit (GAAP)	$462.9	$460.8
Add-back: Amortization of acquired intangible assets	30.8	28.5
Add-back: Share-based payment expense	29.2	32.3
Add-back: Manufacturing inefficiencies (1)	0.9	—
Add-back: Acquisition-related items (2)	2.5	3.8
Add-back: Excess inventory (3)	—	3.1
Add-back: Special charge	1.8	5.6
Adjusted operating profit (Non-GAAP)	$528.1	$534.1	$(6.0)	(1.1)%
Percent of net sales	14.4%	14.5%	(10)	bps

Other expense (income) (GAAP)	$38.0	$34.9
Add-back: Gain on sale of business	—	5.4
Adjusted other expense (income) (Non-GAAP)	$38.0	$40.3	$(2.3)	(5.7)%

Net income (GAAP)	$330.4	$349.6
Add-back: Amortization of acquired intangible assets	30.8	28.5
Add-back: Share-based payment expense	29.2	32.3
Add-back: Manufacturing inefficiencies (1)	0.9	—
Add-back: Acquisition-related items (2)	2.5	3.8
Add-back: Excess inventory (3)	—	3.1
Add-back: Special charge	1.8	5.6
Less: Gain on sale of business	—	(5.4)
Total pre-tax adjustments to net income	65.2	67.9
Income tax effect	(14.2)	(20.0)
Less: Discrete income tax benefits of the TCJA (4)	—	(34.6)
Adjusted net income (Non-GAAP)	$381.4	$362.9	$18.5	5.1%

Diluted earnings per share (GAAP)	$8.29	$8.52
Adjusted diluted earnings per share (Non-GAAP)	$9.57	$8.84	$0.73	8.3%
______________________________
(1) Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.
(2) Acquisition-related items include profit in inventory and professional fees.
(3) Excess inventory related to the closure of a facility.
(4) Discrete income tax benefits of the TCJA recognized within Income tax expense on the Consolidated Statements of Comprehensive Income.